Exhibit 10.1

EVERBRIDGE, INC.

SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

(Adopted by the Board of Directors on August 5, 2022)

1. Introduction. The purpose of this Everbridge, Inc. Severance Plan (the “Plan”) is to provide assurances of specified severance benefits to eligible employees of the Company whose employment is subject to being involuntarily terminated by the Company other than for Cause or who resign for Good Reason under the circumstances described in the Plan. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2. Important Terms. To help you understand how the Plan works, it is important to know the following terms:

2.1 “Administrator” means the Compensation Committee of the Board or another duly constituted committee of members of the Board, or officers of the Company as delegated by the Board, or any person to whom the Administrator has delegated any authority or responsibility pursuant to Section 10, but only to the extent of such delegation.

2.2 “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

2.3 “Board” means the Board of Directors of Everbridge, Inc.

2.4 “Cause” means (i) acts of moral turpitude, fraud or dishonesty that involve the assets of the Company, its customers, suppliers or affiliates; (ii) the conviction of, or a pleading of guilty or nolo contendere to, a felony other than involving a traffic related infraction; (iii) use of narcotics, liquor or illicit drugs in a manner that has had a detrimental effect on the performance of your duties; (iv) willfully and repeatedly neglecting your duties to the Company; (v) engaging in any conduct which, after an investigation by a neutral third party, is determined to be discriminatory or harassing toward other Company employees; or (iv) the Covered Employee’s material breach of any confidential information agreement, proprietary information and inventions agreement or other similar agreement with the Company or any restrictive covenants with the Company.

2.5 “Change in Control” has the meaning set forth in the Everbridge, Inc. 2016 Equity Incentive Plan, as it may be further amended from time to time, or any successor plan thereto.

2.6 “Change in Control Determination Period” means the time period commencing immediately prior to the date on which a Change in Control occurs and ending twelve (12) months following the Change in Control.

2.7 “Company” means Everbridge, Inc.

2.8 “Covered Employee” means an individual who is employed by the Company or any parent or subsidiary of the Company as of the Commencement of the Change in Control Determination Period, or who is hired between such date and the date of the Change in Control, and who is designated by the Board or the Compensation Committee of the Board as a Covered Employee. For the avoidance of doubt, a Covered Employee does not include an employee hired by the Company or any parent or subsidiary of the Company following the Change in Control. An individual will be considered a Covered Employee for purposes of the Plan if he or she is on a Company-approved leave of absence immediately prior to the date of his or her Involuntary Termination. The Plan does not apply to independent contractors or consultants to the Company.

2.9 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.10 “Effective Date” means August 5, 2022.

2.11 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12 “Good Reason” means (i) a material reduction or diminution in authority, duties, responsibilities, title or position with the Company or any successor, (ii) a material reduction in base salary of more than ten percent (10%), except if such reduction is applied to all similarly situated employees, or (iii) the relocation of the Covered Employee’s principal workplace by more than fifty (50) miles or which materially increases such employee’s regular commute from the employee’s principal residence; or (iv) the failure of any successor to expressly assume and agree to perform the Plan in accordance with Section 19 hereof. Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless the Covered Employee gives written notice to the Company of the Covered Employee’s intention to terminate employment within ninety (90) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and the Covered Employee terminates employment within ninety (90) days following the expiration of the Company’s cure period.

2.13 “Involuntary Termination” means a termination of employment of a Covered Employee under the circumstances described in Section 4.1 or 4.2.

2.14 “Performance Award” means an equity award that vests only upon satisfaction of performance criteria.

2.15 “Plan” means the Everbridge, Inc. Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.16 “Severance Benefits” means the compensation and other benefits the Covered Employee will be provided pursuant to Section 4.

2.17 “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Eligibility for Severance Benefits. An individual is eligible for the Severance Benefits under the Plan, in the amount set forth in Section 4, only if he or she is a Covered Employee on the date he or she experiences an Involuntary Termination.

4. Severance Benefits. Upon the termination of a Covered Employee’s employment for any reason, the Covered Employee shall be entitled to receive (a) any earned but unpaid base salary and (b) any vested employee benefits in accordance with the terms of the applicable employee benefit plan or program. In addition, the Covered Employee may be eligible to receive additional payments and benefits, as set forth in more detail below.

4.1 Involuntary Termination in Connection with a Change in Control. If, at any time within the Change in Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.1.1 Cash Severance Benefits.

(a) The Covered Employee shall receive a cash lump sum payment equal to such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason).

(b) The Covered Employee also shall receive a cash lump sum equal to the sum of (i) any earned but unpaid annual bonus for any performance years that were completed as of the date of termination; and (ii) a pro rata annual bonus for the year of termination, calculated by multiplying the total bonus determined by the Board based upon the Company’s actual performance under the applicable bonus plan during the year of termination by a fraction, the numerator of which is the number of days worked in the performance year and the denominator of which is 365.

4.1.2 Payment in Respect of Benefits If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay a portion of the Eligible Employee’s premiums on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents, for twelve (12) months, or until such earlier date on which the Eligible Employee becomes eligible for health coverage from another employer (the “COBRA CIC Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by the Eligible Employee and in effect at the time of the Covered Termination. Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the employer portion of the COBRA premiums on the Eligible Employee’s behalf, the Company will instead pay the Eligible Employee on the last day of each remaining month of the COBRA CIC Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special CIC Severance Payments”). Such Special CIC Severance Payments shall end upon expiration of the COBRA CIC Payment Period.

4.1.3 Equity Vesting. Each of the Covered Employee’s then outstanding equity awards, other than Performance Awards, shall accelerate and become vested and exercisable as to 100% of the unvested shares subject to the equity award, except any award granted after the Effective Date that explicitly overrides this provision in writing. Performance Awards shall accelerate and become vested and exercisable as follows:

(i) If the Covered Employee’s termination occurs after the First Measurement Date or Second Measurement Date (as defined in the applicable Performance Award), as applicable, but prior to vesting, the number of shares subject to such Performance Award as determined pursuant to the vesting schedule in the applicable award agreement; plus (B) if such termination occurs prior to the First Measurement Date or Second Measurement Date, as applicable, the greater of (x) the number of shares subject to such Performance Award that would have been eligible to vest if the Company’s performance relative to the performance objectives for the applicable full performance period equaled its actual performance during those calendar quarters completed during the applicable performance period and prior to the date of such Change in Control, as set forth in the vesting schedule in the applicable award agreement, or (y) the target number of shares subject to such Performance Award (i.e., 50% of the shares subject to such award with respect to each of the First Measurement Date and the Second Measurement Date); provided, however, that Performance Awards which do not contain the concepts “First Measurement Date” or “Second Measurement Date” shall instead be subject to the terms of such Performance Awards.

Subject to Section 5, the accelerated vesting described in this paragraph shall be effective as of the date of the Involuntary Termination. This provision does not apply to any employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code. To the extent an equity award is assumed, continued or substituted for in a Change in Control pursuant to the applicable equity incentive plan, the vesting acceleration described in this Section 4.1.3 will apply to such assumed, continued or substituted award, as applicable.

4.2 Involuntary Termination Not in Connection with a Change in Control. If, at any time other than during the Change in Control Determination Period, the Company (or any parent or subsidiary of the Company) terminates such Covered Employee’s employment other than for Cause (and, for the sake of clarity, other than due to death or Disability), or such Covered Employee resigns for Good Reason, then, subject to the Covered Employee’s compliance with Section 5, the Covered Employee shall receive the following Severance Benefits from the Company at the time set forth in Section 6 below:

4.2.1 Cash Severance Benefits.

(a) The Covered Employee shall continue to be paid an amount equal to one-twelfth (1/12) of such Covered Employee’s annual base salary rate as in effect on the date of the Involuntary Termination (disregarding for this purpose any decrease in annual base salary constituting Good Reason) for a period of (i) twelve (12) months in the case of the Chief Executive Officer or any Executive Vice President and (ii) six (6) months in the case of any other Covered Employee.

(b) The Covered Employee also shall receive a cash lump sum equal to any earned but unpaid annual bonus for any performance years that were completed as of the date of termination.

4.2.2 Payment in Respect of Benefits. If the Covered Employee timely elects continued group health plan continuation coverage under COBRA, the Company shall pay a portion of the Eligible Employee’s premiums on behalf of the Eligible Employee for the Eligible Employee’s continued coverage under the Company’s group health plans, including coverage for the Eligible Employee’s eligible dependents, for (a) in the case of the Chief Executive Officer or any Executive Vice President, twelve (12) months; and (b) in the case of any other Covered Employee, six (6) months, or, in either case, until such earlier date on which the Eligible Employee becomes eligible for health coverage from another employer (the “COBRA Payment Period”). The amount of this portion will be the same portion of the premium cost as was borne by the Company under the level of coverage selected by the Eligible Employee and in effect at the time of the Covered Termination. Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, the Eligible Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of the Eligible Employee’s eligible COBRA coverage period. Notwithstanding the foregoing, if the Covered Employee timely elects continued group health plan continuation coverage under COBRA and at any time thereafter the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying the employer portion of the COBRA premiums on the Eligible Employee’s behalf, the Company will instead pay the Eligible Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the employer portion of the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payments”). Such Special Severance Payments shall end upon expiration of the COBRA Payment Period.

5. Conditions to Receipt of Severance.

5.1 Release Agreement. As a condition to receiving Severance Benefits under the Plan, each Covered Employee will be required to sign a waiver and release of all claims arising out of his or her Involuntary Termination and employment with the Company and its subsidiaries and affiliates (the “Release”) in such form as may be provided by the Company. The Release will include specific information regarding the amount of time the Covered Employee will have to consider the terms of the Release and return the signed agreement to the Company. In no event will the period to return the Release be longer than fifty-five (55) days, inclusive of any revocation period set forth in the Release, following the Covered Employee’s Involuntary Termination (the “Release Period”).

5.2 Prior Agreements; Certain Reductions. The Administrator will reduce a Covered Employee’s benefits under the Plan by any other statutory severance obligations or contractual severance benefits, obligations for pay in lieu of notice, and any other similar benefits payable to the Covered Employee by the Company (or any successor thereto) that are due in connection with the Covered Employee’s termination and that are in the same form as the benefits provided under the Plan (e.g., equity award vesting credit). Without limitation, this reduction includes a reduction for any benefits required pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local laws (collectively, the “WARN Act”), (ii) a written employment, severance or equity award agreement with the Company, (iii) any Company policy or practice providing for the Covered Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Covered Employee’s employment, and (iv) any required salary continuation, notice pay, statutory severance payment, or other payments either required by local law, or owed pursuant to a collective labor agreement, as a result of the termination of the Covered Employee’s employment. The benefits provided under the Plan are intended to satisfy, to the greatest extent possible, and not to provide benefits duplicative of, any and all statutory, contractual and collective agreement obligations of the Company in respect of the form of benefits provided under the Plan that may arise out of a termination, and the Administrator will so construe and implement the terms of the Plan. Reductions may be applied on a retroactive basis, with benefits previously provided being recharacterized as benefits pursuant to the Company’s statutory or other contractual obligations. The payments pursuant to the Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or employee welfare benefits to which a Covered Employee may be entitled for the period ending with the Covered Employee’s termination.

5.3 Other Requirements. A Covered Employee’s receipt of severance payments pursuant to Section 4.1 will be subject to the Covered Employee continuing to comply with the provisions of this Section 5 and the terms of any confidential information agreement, proprietary information and inventions agreement and such other appropriate agreement between the Covered Employee and the Company. Benefits under the Plan shall terminate immediately for a Covered Employee if such Covered Employee, at any time, violates any such agreement or the provisions of this Section 5.

5.4 Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Covered Employee would receive from the Company and its Subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Covered Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Covered Employee. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any Subsidiary or any stockholder be liable to any Covered Employee for any amounts not paid as a result of the operation of this Section 5.4. The Company will use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Covered Employee and the Company within fifteen (15) calendar days after the date on which the Covered Employee’s right to a Payment is triggered (if requested at that time by the Covered Employee or the Company) or such other time as requested by the Covered Employee or the Company.

6. Timing of Benefits. Subject to any delay required by Section 8 below, Severance Benefits will be paid (or payment will commence, as the case may be) within 30 days of the Release becoming effective and irrevocable; provided, however, that if the Release revocation period crosses two calendar years, the Severance Benefits will be paid (or payment will commence, as the case may be) in the second of the two years if necessary to avoid adverse taxation under Section 409A (as defined in Section 8); provided, however, that, notwithstanding the foregoing, any bonus payable under Section 4.1.1(b)(ii) shall be paid no earlier than when bonuses are payable to other executives with respect to such bonus program (which shall be during the year following the bonus performance year).

7. Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the Severance Benefits provided are intended to be and are exclusive and in lieu of any other severance and change in control benefits or payments to which the Covered Employee may otherwise be entitled, either at law, tort, or contract, in equity, or under the Plan, in the event of any termination of the Covered Employee’s employment. The Covered Employee will be entitled to no severance and change in control benefits or payments upon a termination of employment that constitute an Involuntary Termination other than those benefits expressly set forth herein and those benefits required to be provided by applicable law or as negotiated in accordance with applicable law (including any severance benefits that may be included in a severance agreement, employment agreement or similar contract between the Company or a subsidiary of the Company and the Covered Employee). Notwithstanding the foregoing, if the Covered Employee is entitled to any benefits other than the benefits under the Plan by operation of applicable law or as negotiated in accordance with applicable law, his or her benefits under the Plan shall be provided only to the extent more favorable than such other arrangement. For the avoidance of doubt, it is expressly agreed that if a Covered Employee has received equity grants from the Company prior to the Effective Date which include prorated or other accelerated vesting immediately prior to or upon a Change in Control, such Covered Employee shall continue to be entitled to such prorated or other accelerated vesting, notwithstanding any provision of the Plan.

8. Section 409A. Notwithstanding anything to the contrary in the Plan, no severance payments or benefits will become payable until the Covered Employee has a “separation from service” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) if such payments or benefits would constitute deferred compensation for purposes of Section 409A. Further, if the Covered Employee is subject to Section 409A and is a “specified employee” within the meaning of Section 409A at the time of the Covered Employee’s separation from service (other than due to death), then any Deferred Compensation Separation Benefits otherwise due to the Covered Employee on or within the six (6) month period following his or her separation from service will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of the Covered Employee’s separation from service if necessary to avoid adverse taxation under Section 409A. All subsequent payments of Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Covered Employee dies following his or her separation from service but prior to the six (6) month anniversary of his or her date of separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to the Covered Employee’s estate as soon as administratively practicable after the date of his or her death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Plan is intended to constitute a separate payment for purposes of Section 409A. It is the intent of the Plan to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

9. Withholding. The Company will withhold from any Severance Benefits all federal, state, local and other taxes required to be withheld therefrom and any other required payroll deductions.

10. Administration. The Plan will be administered and interpreted by the Administrator (in his or her sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator prior to a Change in Control with respect to the Plan, and any interpretation by the Administrator prior to a Change in Control of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. Following a Change in Control, any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document that (i) does not affect the benefits payable under the Plan shall not be subject to review unless found to be arbitrary and capricious or (ii) does affect the benefits payable under the Plan shall not be subject to review unless found to be unreasonable or not to have been made in good faith. In accordance with Section 2.1, the Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; provided, however, that any Plan amendment or termination or any other action that could reasonably be expected to increase significantly the cost of the Plan must be approved by the Board or the Compensation Committee of the Board.

11. Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Section 2.1 and Section 10, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act or pass upon any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Administrator will act upon any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

12. Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Administrator may impose such other clawback, recovery or recoupment provisions as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.

13. Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Covered Employee and without regard to the effect of the amendment or termination on any Covered Employee or on any other individual. Any amendment or termination of the Plan will be in writing. Notwithstanding the preceding, once the Change in Control Determination Period has begun, the Company may not, without a Covered Employee’s written consent, amend or terminate the Plan in any way, nor take any other action, that (a) prevents that Covered Employee from becoming eligible for Severance Benefits under the Plan or (b) reduces or alters to the detriment of the Covered Employee the Severance Benefits payable, or potentially payable, to a Covered Employee under the Plan (including, without limitation, imposing additional conditions or modifying the timing of payment). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. For the avoidance of doubt, in the event a Change in Control occurs during the term of the Plan, the Plan shall not terminate until the Change in Control Determination Period has expired and any benefits payable have been paid.

14. Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Administrator within ninety (90) days of the earlier of (i) the date the claimant learned the amount of their Severance Benefits under the Plan or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within ninety (90) days after the claim is received. If special circumstances require an extension of time (up to ninety (90) days), written notice of the extension will be given to the claimant (or representative) within the initial ninety (90) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Administrator has delegated the claims review responsibility to the Company’s Vice President of People Team or such other individual designated by the Administrator, except in the case of a claim filed by or on behalf of the Company’s Vice President of People Team or such other individual designated by the Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.

15. Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within sixty (60) days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within sixty (60) days after it receives a review request. If special circumstances require an extension of time (up to sixty (60) days), written notice of the extension will be given to the claimant (or representative) within the initial sixty (60) day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Administrator has delegated the appeals review responsibility to the Company’s head of Human Resources, except in the case of an appeal filed by or on behalf of the Company’s head of Human Resources, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.

16. Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 13 and 14 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Administrator or its delegate. In addition, any such judicial proceeding must be filed within one (1) year after the claimant’s receipt of notification that his or her appeal was denied.

17. Source of Payments. All Severance Benefits will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

18. Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

19. No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to be continued as an employee of the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, a Covered Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.

20. Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

21. Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the Commonwealth of Massachusetts, and construed accordingly, without giving effect to principles of conflicts of laws.

22. Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

23. Headings. Headings in the Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

24. Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

25. Additional Information.

Plan Name:	Everbridge, Inc. Severance Plan

Plan Sponsor:	Everbridge, Inc. 25 Corporate Drive Burlington, MA 01803 818-230-9700

Identification Numbers:	EIN: 26-2919312

Plan Year:	Company’s Fiscal Year ending 12/31

Plan Administrator:	Everbridge, Inc. Board of Directors Compensation Committee 25 Corporate Drive
Burlington, MA 01803 818-230-9700 Attn: Chair, Compensation Committee

Agent for Service of
Legal Process:	Everbridge, Inc. Attn: General Counsel 25 Corporate Drive Burlington, MA 01803

Service of process may also be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Employer.

26. Statement of ERISA Rights.

As a Covered Employee under the Plan, you have certain rights and protections under ERISA:

(a) You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review in the Company’s Human Resources Department.

(b) You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.

In addition to creating rights for Covered Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Covered Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Section 13 and Section 14 above.)

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.